EXHIBIT 3.2

                        CERTIFICATE OF AMENDMENT
                      OF ARTICLES OF INCORPORATION
                             OF EASTCO, INC.

We the undersigned, Zen Merritt, President and Jim Valencia, Secretary of Eastco, Inc., do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 29th day of August, 1997 adopted a resolution to amend the original articles as follows:

ARTICLE I WHICH PRESENTLY READS AS FOLLOWS:

                              ARTICLE FIRST
                                  Name
                                  ----

          The name of the corporation is: Eastco, Inc.

IS HEREBY AMENDED TO READ AS FOLLOWS:

          The name of the corporation is: Blue Pines, Inc.

ARTICLE IV WHICH PRESENTLY READS AS FOLLOWS:

                             ARTICLE FOURTH
                                Directors
                                ---------

          The number of directors of the corporation is three until changed by an amendment of these Articles of Incorporation or a by-law duly adopted by the shareholders of the corporation.

IS HEREBY AMENDED TO READ AS FOLLOWS:

                             ARTICLE FOURTH
                                DIRECTORS
                                ---------

          The Directors are hereby granted the authority to do any act on behalf of the Corporation as may be allowed by law. Any action taken in good faith, shall be deemed appropriate and in each instance where the Business Corporation Act provides that the Directors may act in certain instances where the Articles of Incorporation so authorize, such action by the Directors, shall be deemed to exist in these Articles and the authority granted by said Act shall be imputed hereto without the same specifically having been enumerated herein.

          The Board of Directors may consist of from one (1) to nine
     (9) directors, as determined, from time to time, by the then existing Board of Directors.

ARTICLE VI WHICH PRESENTLY READS AS FOLLOWS:


                              ARTICLE SIXTH
                                  Stock
                                  -----

          The corporation is authorized to issue only one class of stock, which shall be designated Capital Stock.

          The total number of shares of Capital Stock that the corporation is authorized to issue is 100,000 shares. The aggregate par value of all of said shares is $25,000.00, and the par value of each such share is $0.25.


IS HEREBY AMENDED TO READ AS FOLLOWS:
                               ARTICLE VI
                               ----------
                        AUTHORIZED CAPITAL STOCK
                        ------------------------

          The total authorized capital stock of the Corporation is 100,000,000 shares of Common Stock, with a par value of $0.001 (1 mil). All stock when issued shall be deemed fully paid and non-assessable. No cumulative voting, on any matter to which Stockholders shall be entitled to vote, shall be allowed for any purpose.

          The authorized stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time, determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation.

              THE FOLLOWING NEW ARTICLES ARE HEREBY ADOPTED
              ---------------------------------------------

                               ARTICLE VII
                            COMMON DIRECTORS

          As provide by Nevada Revised Statutes 78.140, without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers, agents or directors shall be deemed void or voidable solely for that reason. The balance of the provisions of the code section cited, as it now exists, allowing such transactions, is hereby incorporated into this Article as though more fully set-forth, and such Article shall be read and interpreted to provide the greatest latitude in its application.

                              ARTICLE VIII
                   LIABILITY OF DIRECTORS AND OFFICERS

          No Director, Officer or Agent, to include counsel, shall be personally liable to the Corporation or its Stockholders for monetary damage for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity.
     It shall be presumed that in accepting the position as an Officer, Director, Agent or Counsel, said individual relied upon and acted in reliance upon the terms and protections provided for by this Article. Notwithstanding the foregoing sentences, a person specifically covered by this Article, shall be liable to the extent provided by applicable law, for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of NRS 78.300.


                               ARTICLE IX
        ELECTION REGARDING NRS 78.378 - 78.3793 AND 78.411-78.444

          This Corporation shall NOT be governed by nor shall the provisions of NRS 78.378 through and including 78.3793 and NRS
     78.411 through and including 78.444 in any way whatsoever affect the management, operation or be applied in this Corporation. These Articles may only be amended by a majority vote of not less than 90% of the then issued and outstanding shares of the Corporation. A quorum of outstanding shares for voting on an Amendment to these articles shall not be met unless 95% or more of the issued and outstanding shares are present at a properly called and noticed meeting of the Stockholders. The super-majority set-forth in these Articles only applies to any attempted amendment to these Articles.

The number of shares of the corporation and entitled to vote on an amendment to the Articles of Incorporation is 99,510; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                   /s/ ZEN MERRITT
                                   ------------------------------------
                                   Zen Merritt
                                   President


                                   /s/  JIM VALENCIA
                                   ------------------------------------
                                   Jim Valencia
                                   Secretary/Treasurer

State of Utah
County of Salt Lake

On Sept 1st 1997, personally appeared before me, a Notary Public, Zen Merritt and Jim Valencia who acknowledged that they executed the above instrument.

                                   /s/ DENISE M. WILLIAMS
                                   ------------------------------------
                                   Notary Public

  Notary Public
DENISE M. WILLIAMS
172 West 5275 South
Murray, Utah 84107
My Commission Expires
 February 21, 2000
  State of Utah